Exhibit 10.1

EMPLOYMENT TRANSITION AGREEMENT

This Employment Transition Agreement (the “Agreement”) is made and entered into as of this 29th day of March 2013, between Owen Sullivan (“Sullivan”) and ManpowerGroup Inc. (“ManpowerGroup”) (collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, Sullivan currently holds the positions of Executive Vice President and President, Specialty Brands, for ManpowerGroup;

WHEREAS, the Parties desire to enter into this Agreement for the termination of Sullivan’s current positions with ManpowerGroup and its subsidiaries and affiliates, effective March 31, 2013 (the “Effective Date”), and Sullivan’s transition from employment with ManpowerGroup;

WHEREAS, on the date immediately following the Effective Date, ManpowerGroup desires to retain Sullivan’s services in a reduced capacity pursuant to the terms and conditions set forth in this Agreement, and Sullivan desires to be employed in such capacity; and

WHEREAS, the Parties believe it is in their best interests to make provision for certain aspects of this transition and their continuing relationship.

NOW, THEREFORE, in consideration of the premises, and the mutual covenants hereinafter set forth, the parties agree as follows:

1.           Termination.  The Parties agree that effective March 31, 2013, Sullivan is terminated from any and all of his positions with ManpowerGroup and its subsidiaries and affiliates, including the positions of Executive Vice President and President, Specialty Brands, and any and all of his positions with ManpowerGroup and its subsidiaries and affiliates, effective at the close of business on the Effective Date.  During the period from the date of this Agreement through the Effective Date, Sullivan will continue to serve in such positions pursuant to the same at-will terms and conditions of employment in effect on the date of this Agreement.  Effective at the close of business on the Effective Date, Sullivan will no longer hold such positions with ManpowerGroup or any of its subsidiaries or affiliates.

2.           Transition.  Provided that Sullivan accepts the terms set out in this Agreement, ManpowerGroup will, following the Effective Date, retain Sullivan’s services on a reduced basis as a project employee pursuant to the following terms and conditions:

(a)           Position and Duties.  Sullivan shall be employed by ManpowerGroup in the capacity of a project employee and shall be subject to the authority of, and shall report to, ManpowerGroup’s CEO.  Subject to the authority of the CEO, Sullivan’s duties and responsibilities shall include, among others, (i) assisting in the integration of Experis, Right and some of ManpowerGroup’s global sales activities into the ManpowerGroup regions; and (ii) such other matters as may be assigned from time to time by the CEO.

(b)           Term.  Sullivan’s employment by ManpowerGroup under this Paragraph 2 shall commence on April 1, 2013, and end on June 30, 2013 (the “Separation Date” for purposes of this Agreement).  For purposes of this Agreement, the period between the Effective Date and the Separation Date shall be designated as the “Transition Period.”

(c)           Transition Schedule.  During the Transition Period, Sullivan shall devote at least fifty percent (50%) of a regular full-time work schedule exclusively to the interests of ManpowerGroup and his duties pursuant to this Paragraph 2.  Provided that Sullivan maintains the work schedule specified in this Paragraph 2(c), ManpowerGroup shall provide him with flexibility as to the days and location of such work.

(d)           Base Salary.   During the Transition Period, ManpowerGroup shall pay Sullivan on a salary basis at the rate of Twenty-Five Thousand Dollars ($25,000) per month pursuant to the normal payroll practices and schedule of ManpowerGroup and subject to normal deductions for income and employment tax withholding and other withholding.

(e)           Bonus.  During the Transition Period, Sullivan is not elegible to receive any bonus.

(f)           Vacation.  During the Transition Period, Sullivan shall not be entitled to  paid vacation.

(g)           Group Health Insurance Plan.  During the Transition Period, Sullivan will continue to be eligible to participate in the ManpowerGroup group health insurance plan, based on the eligibility requirements under the terms of such plan.

(h)           Expenses.  During the Transition Period, ManpowerGroup shall reimburse Sullivan for all reasonable and necessary expenses incurred in the course of the performance of Sullivan’s duties and responsibilities pursuant to this Paragraph 2 and consistent with ManpowerGroup’s policies with respect to travel, entertainment and miscellaneous expenses, and the requirements with respect to the reporting of such expenses.

(i)           401(k) and Deferred Compensation Plans.  During the Transition Period, Sullivan will continue to be eligible to participate in the ManpowerGroup 401(k) and the Non-Qualified Savings Plan based on project employee plan eligibility and pursuant to the terms of such plans.

(j)           Equity.  During the Transition Period, Sullivan will continue to hold and vest in his outstanding stock options, restricted stock unit awards, and performance share unit awards and such options and awards will continue to be subject to the terms of the 2003 Equity Incentive Plan and the 2011 Equity Incentive Plan and the applicable agreements governing such options and awards (the “Equity Incentive Plans”).

(k)           Separation from Service.  Despite Sullivan’s reduced work schedule as a project employee during the Transition Period, Sullivan and ManpowerGroup agree that for purposes of any of the non-qualified deferred compensation plans and the Equity Incentive Plans in which Sullivan is a participant, his termination of employment and/or “separation from service” will not occur until the Separation Date.

(l)           Taxes.  All payments to be made and benefits to be provided under this Paragraph 2 shall be subject to all required tax treatment and withholding for taxes and other charges, as determined at the sole discretion of ManpowerGroup.

(m)           No Other Benefits or Perquisites.  Except as specified in this Paragraph 2, during the Transition Period, Sullivan shall not be entitled to any other benefits or perquisites offered by ManpowerGroup or its subsidiaries or affiliates.

3.           Severance.  As a result of the termination of Sullivan’s employment from his current positions with ManpowerGroup, ManpowerGroup will pay Sullivan, after the Transition Period, severance consistent with the July 31, 2012 letter agreement between Sullivan and ManpowerGroup (the “Severance Letter”), payable to Sullivan following the Separation Date in accordance with the terms and conditions in the Severance Letter, except as otherwise provided in this Agreement.  The proration of Sullivan’s annual incentive for 2013, payable pursuant to Section 2(c)(ii)(C) of the Severance Letter, shall be calculated on the basis of the period between January 1, 2013 and the Effective Date.  In addition, the CEO shall recommend to the Executive Compensation and Human Resources Committee of the Board of Directors of the Company that Sullivan’s termination of employment as contemplated in this Transition Agreement be approved as an “early retirement” for purposes of the Amended and Restated Senior Management Performance-Based Deferred Compensation Plan (the “PBDC”) and the Equity Incentive Plans in which Sullivan is a participant, conditioned on Sullivan’s execution and failure to revoke the Release described below in Paragraph 4.

4.           Releases; Acceptance and Revocation Procedures.  In consideration of the benefits provided to Sullivan under this Agreement and under the Severance Letter, Sullivan agrees to sign and return a General Release of Claims (“Release”) in substantially the same form as Exhibit A attached hereto and incorporated herein; provided, however, that Sullivan acknowledges and agrees that he may not sign the Release until the Separation Date.  Sullivan acknowledges and agrees that if he fails to sign and return the Release to ManpowerGroup or chooses to revoke his acceptance of the Release as specified in Exhibit A, Sullivan will not be entitled to the benefits under Paragraph 3 of this Agreement and in the Severance Letter which are conditioned on the execution of the Release.

5.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their respective legal representatives and assigns and to any Successor to ManpowerGroup; provided, however, that Sullivan may not assign his performance hereunder.  As used herein, the term “Successor” shall include any person, firm, corporation or other business entity which at any time, by any form of business transaction, acquires all or substantially all of the business or assets of ManpowerGroup.

6.           Entire Agreement; Modification; Waiver.  This Agreement, together with the Severance Letter, constitutes the entire Agreement of the parties concerning Sullivan’s employment, and supersedes all prior agreements and understandings between the Parties concerning its subject matter; provided, however, that this sentence does not apply to the 401(k) Plan, Equity Incentive Plans, or non-qualified deferred compensation plans in which Sullivan is a participant, nor does it apply to any confidentiality, non-competition or other restrictive covenant obligations which Sullivan owes ManpowerGroup and/or its subsidiaries and affiliates, which shall remain in full force and effect.  No provision of this Agreement may be altered, modified, changed or discharged, except in a writing signed by both parties.  Waiver by any party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

7.           Severability.  In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.

8.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin applicable to agreements made and to be performed in that state.

9.           Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

MANPOWERGROUP INC.

By:	/s/ Mara Swan
Mara Swan

/s/ Owen Sullivan
Owen Sullivan

[Signature Page to Owen Sullivan Transition Agreement]

Exhibit A

General Release of Claims

This General Release of Claims (“Release”) is being executed and delivered in connection with the termination of your employment by ManpowerGroup Inc. and its subsidiaries.   Please refer to that certain letter agreement between you and ManpowerGroup Inc. dated July 31, 2012 (“Severance Letter”) and the Transition Agreement between you and ManpowerGroup Inc. dated March 29th, 2013 (the “Transition Agreement”) which specify the  payments and benefits to be provided to you upon a termination of your employment and that you will have no right to receive certain of these payments and benefits (the “Severance Benefits,” as further detailed in Annex I attached hereto) unless and until you accept the following release, and do not revoke such acceptance in the manner described below.

1.	General Release of Claims.

Pursuant to the Severance Letter and the Transition Agreement, in consideration of the Severance Benefits, and subject to Paragraph 2 below, you hereby irrevocably and unconditionally release, waive, and fully and forever discharge ManpowerGroup Inc. and its direct and indirect subsidiaries (the “ Consolidated ManpowerGroup”) and their past and current agents, officers, directors, members, partners, stockholders, and employees and their respective successors and assigns (collectively, the “Manpower Released Parties”) and each of them from and against any and all causes of action, claims, liabilities, obligations, covenants, rights, demands and damages of any nature whatsoever, whether known or unknown, anticipated or unanticipated, relating to or arising out of any agreement, act, omission, occurrence, transaction or matter up to and including the date you sign this document, including, without limitation, any and all claims relating to or arising out of your employment by the Consolidated ManpowerGroup, throughout the course of your employment, and the termination of your employment.  You agree to waive and give up any benefit conferred on you by any order or judgment issued in connection with any proceeding filed against the Manpower Released Parties regarding any claim released in this agreement;

Without limiting the generality of the foregoing, this release applies to any and all claims, causes of action, demands or liabilities which you had or now have:

(a)
Under or pursuant to Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans With Disabilities Act, the state and federal Family and Medical Leave Acts, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, 42 U.S.C. §§ 1981, 1983 and 1985, the Rehabilitation Act of 1973, Executive Orders 11246 and 11375, the Wisconsin Fair Employment Act, as amended, or any other statute, rule, regulation, or executive order in any applicable country precluding discrimination in employment;

(b)	Under or pursuant to any statute, rule, regulation, or executive order regarding wages or other remuneration in the United States and any applicable country;

(c)	Concerning your employment with the Consolidated ManpowerGroup;

(d)	For wrongful termination of employment;

(e)	For breach of contract whether express or implied;

(f)	For libel, slander, defamation, damage to reputation, intentional or negligent infliction of emotional distress or other tortious conduct; and

(g)	Regarding any right which you might have to current or further employment with the Consolidated ManpowerGroup.

2.	Claims to Which Release Applies.

The release contained at Paragraph 1, above, applies both to claims which are now known or are later discovered, and which arise under the laws of the United States and other countries.  However, this Release does not apply to any vested rights you have or obligations of the Consolidated ManpowerGroup under any Consolidated ManpowerGroup benefit plan (including, but not limited to, those vested rights detailed in Annex I attached hereto), any obligations of the ManpowerGroup under the Severance Letter or Transition Agreement, or any claims which may not, as a matter of law, be released.

3.	The Terms “Claims” and “Release” Are Construed Broadly.

As used in this Release, the term “claims” shall be construed broadly and shall be read to include, for example, the terms “rights,” “causes of action” (whether arising in law or equity), “damages,” “demands,” “obligations,” “grievances” and “liabilities” of any kind or character.  Similarly, the term “release” shall be construed broadly and shall be read to include, for example, the terms “discharge” and “waive.”

4.	Release Binding on Employee and Related Parties.

You acknowledge and agree that this Release shall be binding upon you and your agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors, and assigns.

5.	All Representations in Documents.

In entering into this Release, you acknowledge and agree that you have not relied on any verbal or written representations by any representative of the Consolidated ManpowerGroup other than those explicitly set forth in this Release.  You agree that you are not entitled to any severance benefits except those certain benefits described in the Severance Letter or the Transition Agreement, the terms of which shall remain in full force and effect (including, without limitation, your obligations under Paragraphs 3-6 and 9 of the Severance Letter regarding nondisclosure, nonsolicitation of employees, customer nonsolicitation, noncompetition and nondisparagement).

6.	Acceptance Procedures; Opportunity to Consider this Release; Consultation with Attorney.

The Consolidated ManpowerGroup wishes to ensure that you voluntarily agree to the terms contained in this Release and do so only after you fully understand them.  Accordingly, the following procedures shall apply:

(a)
You agree and acknowledge that you have read this Release, understand its contents, and may agree to the terms of this Release by signing and dating it and returning the signed and dated Release, via mail, overnight delivery or hand delivery, so that it is received by Mara Swan, Executive Vice President, Global Strategy and Talent, ManpowerGroup Inc., 100 Manpower Place, Milwaukee, WI 53212, on or after June 30, 2013, but in no event later than 5:00 p.m. Central Time on July 15, 2013, which is being delivered to you on March 29th, 2013;

(b)	You agree and acknowledge that, by this Release, you have been advised to consult with an attorney prior to signing this Release;

(c)	You understand that this Release, at Paragraph 1, above, includes a final general release, including a release of all claims under the Age Discrimination in Employment Act;

(d)
You understand that you have seven (7) calendar days after signing this Release within which to revoke your acceptance of it (“Revocation Period”).  Such revocation will not be effective unless written notice of the revocation is, via mail, overnight delivery or hand delivery, directed to and received by Mara Swan, Executive Vice President, Global Strategy and Talent, ManpowerGroup Inc., 100 Manpower Place, Milwaukee, WI 53212, on or before 5:00 p.m. Central Time on the first (1st) work day following the expiration of the Revocation Period;

(e)
This Release will not be binding or enforceable unless you have signed and delivered it as provided in Paragraph 6(a), above, and have chosen not to exercise your revocation rights, as described in Paragraph 6(d), above.  If you give timely notice of your intention to revoke your acceptance of the terms set forth in this Release, this Release shall become null and void, and all rights and claims of the parties which would have existed, but for the acceptance of this Release’s terms, shall be restored; and

(f)
You represent and warrant that, in the event you choose to accept the terms of this Release, the date appearing above your name on the last page of this document shall be the actual date on which you have signed and accepted the Release.

It is understood that you will not be entitled to the Severance Benefits unless and until this Release becomes binding and enforceable against you.

7.	Voluntary Agreement.

You acknowledge and agree that you have entered into this Release knowingly and voluntarily and understand that its terms are binding on you.

8.	Partial Invalidity of Release.

If any part of this Release is held to be unenforceable, invalid or void, then the balance of this Release shall nonetheless remain in full force and effect to the extent permitted by law.

9.	Headings.

The headings and subheadings in this Release are inserted for convenience and reference only and are not to be used in construing the Release.

10.	Applicable Law.

The laws of the State of Wisconsin, United States of America, will apply in connection with any dispute or proceeding concerning this Release, without regard to its conflicts of laws provisions.

11.	No Liability.

Nothing contained in this Release should be construed as an admission of wrongdoing or liability on the part of the Consolidated ManpowerGroup.

12.	Counterparts.

This Release may be executed in counterpart originals, and the counterpart originals together shall constitute the original of this Agreement.  Facsimile signatures shall be acceptable as execution of this Agreement.

EXECUTED THIS _____________ DAY OF ____________________, 2013.

_____________
Owen Sullivan

Receipt Acknowledged:

MANPOWERGROUP INC.

By:
         Mara Swan

Date:

Annex I

Severance Benefits Under Severance Letter and Transition Agreement

•	Severance benefits under Section 2(c)(ii)(D) of the Severance Letter – a total of $831,250, payable on or before July 30, 2013.

•
Pro rata 2013 bonus payment under Section 2(c)(ii)(C) or the Severance Letter – based on actual performance of 2013 financial goals and target for the discretionary components, prorated for the period January 1, 2013 through March 31, 2013, payable on or before March 15, 2014.

•
Medical and dental - provided you timely elect COBRA coverage, continued coverage for you, your spouse and eligible dependents for 12 months at the same cost as while you were employed, except where you, your spouse or any eligible dependent commences new employment and becomes eligible for health insurance benefits from such employer during such time period, as provided in Section 2(c)(ii)(E) of the Severance Letter.

•
Amended and Restated Senior Management Performance-Based Deferred Compensation Plan Account balance of $473,684, as adjusted for interest, payable based on your distribution election in effect on the date of termination, but no earlier than six months following the date of your termination of employment.

•
Early retirement treatment for purposes of the stock options awarded to you prior to 2012 under the 2003 and 2011 Equity Incentive Plans, allowing you to exercise any vested options under those grants for a period of 3 years after your termination.

Other Vested Benefits under ManpowerGroup Benefit Plans

•
Stock Options – exercisable as provided in the 2003 and 2011 Equity Incentive Plans and any relevant stock option agreements. The 2012 grant will be fully vested upon your termination on the basis that you are eligible for “early retirement.” under the stock option agreement for that grant.

•	Unvested RSUs – vest upon your termination on the basis that you are eligible for “early retirement” pursuant to the applicable award agreement – shares to be distributed to you on December 31, 2013.

•
Unvested PSUs – a pro rata portion (based on your Separation Date of June 30, 2013) will vest upon your termination on the basis that you are eligible for “early retirement” pursuant to the applicable award agreement – shares to be distributed to you on December 31, 2013.

•
Nonqualified Savings Plan – benefits payable as provided in the plan and based on your distribution election in effect on the date of termination, but no earlier than six months following the date of your termination of employment.

•
The detailed schedules attached hereto generally address the vesting, expiration and settlement of your stock options, RSUs and PSUs. In the event of a conflict between the attached schedules and the terms of the Equity Incentive Plans and the applicable award agreements governing such grants, the Plans and award agreements shall control.

Optionee Statement			ManpowerGroup
			Exercisable as of 6/30/2013
Owen J. Sullivan
			Fixed Options and Awards

Grant Date	Grant ID	ExpirationDate	Plan ID	Grant Type	Granted	Grant Price	Transferred Out	Outstanding	Exercisable	Shares Vesting	Future Vest Date
04/29/2003	0000003663	04/29/2013	2003	NQ	20,000	$31.560000		0	0

02/18/2004	0000004149	02/18/2014	2003	RSA	3,000	$0.000000		0	0

02/24/2004	0000003943	02/24/2014	2003	NQ	10,000	$42.000000		10,000	10,000

02/16/2005	0000004281	02/16/2015	2003	RSA	10,000	$0.000000		0	0

02/16/2005	0000004424	02/16/2015	2003	NQ	32,000	$44.370000		32,000	32,000

02/14/2006	0000005547	02/14/2016	2003	NQ	26,020	$52.780000		26,020	26,020

02/14/2007	0000005851	06/30/2016	2003	RSA	2,500	$0.000000		0	0

02/14/2007	0000006119	06/30/2016	2003	NQ	24,000	$76.300000		24,000	24,000

02/20/2008	0000006928	06/30/2016	2003	NQ	24,000	$56.640000		24,000	24,000

02/17/2009	0000007007	06/30/2016	2003	NQ	35,000	$30.960000		35,000	35,000

02/17/2009	0000007017	06/30/2016	2003	RSU/S	9,000	$0.000000		0	0

02/18/2010	0000007751	06/30/2016	2003	NQ	22,000	$53.010000		16,500	16,500

02/16/2011	0000007975	06/30/2016	2003	NQ	9,934	$67.120000		4,967	4,967

02/16/2011	0000007987	06/30/2016	2003	RSU	2,980	$0.000000		2,980	0	2,980	6/30/2013

02/16/2011	0000008046	06/30/2016	2003	RSU	14,899	$0.000000		14,899	0	14,899	6/30/2013

02/15/2012	0000008229	06/30/2016	2011	RSU	4,910	$0.000000		4,910	0	4,910	6/30/2013

02/15/2012	0000008240	06/30/2016	2011	NQ	16,812	$44.810000		16,812	4,203	12,609	6/30/2013
Subtotals					267,055			212,088	176,690
Optionee Totals					267,055			212,088	176,690

Owen Sullivan PSU Awards

	Grant Date Award			Total Award Earned			50% Vesting - 2yr			50% Vesting - 3yr		TOTAL VESTED
	Target Shares	Target Value1		Actual Shares2	Value at Grant Price1		Actual Shares Vested3	Value at Grant Price1		Actual Shares Vested3	Value at Grant Price1	Actual Shares Vested3	Value at Grant Price1
2011 PSU Award	7,450	500,044		11,771	790,070		5,885	395,001		4,853	325,733	10,738	481,170
2012 PSU Award	12,275	550,043		11,784	528,041		4,309	193,086		2,811	125,961	7,120	319,047

1 Target and Value at grant price based on $67.12 and $44.81 for 2011 and 2012, respectively.
2 Actual shares calculated based on 158% and 96% of target for 2011 and 2012, respectively.
3 Vested shares prorated assuming 6/30/2013 effective retirement date